SHARE PURCHASE AGREEMENT

Effective as of October 28, 2008

Between

BIAN YONG and LI ZHONG

(collectively, as the “Sellers”)

and

RISE AND GROW LIMITED

and

ZYTX TECHNOLOGY CO., LTD.

(collectively, as the “Buyer”)

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is effective as of October 28, 2008 (the “Effective Date”), by and between Rise and Grow Limited, a Hong Kong limited company (“R&G”) and ZYTX Technology Co., Ltd.(“ZYTX”), a company organized under the laws of The People’s Republic of China and is a Variable Interest Entity controlled by R&G through its wholly-owned PRC subsidiary ZBDT (Beijing) Technology Co., Ltd. (ZYTX and R&G are collectively refered to as the “Buyer”), and also Bian Yong and Li Zhong, each is a resident of The People’s Republic of China, excluding Hong Kong, Macau and Taiwan (“Seller” and collectively, “Sellers”).

PRELIMINARY STATEMENT

Sellers are owners, beneficially and of record, of all of the registered capital and equity interest of Guang Hua Insurance Agency Company Limited, a limited liability company organized under the laws of The People’s Republic of China (the “Company”). Sellers desire to sell to Buyer, and Buyer desires to purchase from Sellers, all of the registered capital of the Company on the terms and subject to the conditions set forth herein.

Accordingly, in consideration of the mutual agreements hereinafter set forth, Buyer and Sellers agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1 In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1 and shall be equally applicable to both the singular and plural forms.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly controls, is controlled by or is under common control with such Person; provided that neither the Company nor any Subsidiary of the Company shall be deemed an Affiliate of Sellers.

“Associate” has the meaning specified in Section 4.15.

“Balance Sheet” has the meaning specified in Section 4.4.

“Balance Sheet Date” means June 30, 2008.

“Buyer” means R&G together with its Variable Interest Entity, ZYTX, which is controlled by R&G through its wholly-owned subsidiary, ZBDT, as set forth in the preamble to this Agreement.

“Buyer Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Buyer under this Agreement or in connection herewith.

“Claim Notice” has the meaning specified in Section 10.3.

“Closing” means the closing of the transfer of the Shares from Sellers to Buyer.

“Closing Date” has the meaning specified in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning specified in the first paragraph of this Agreement.

“Company Agreements” has the meaning specified in Section 4.15.

“Copyrights” means United States and foreign copyrights, copyrightable works, and mask work, whether registered or unregistered, and pending applications to register the same.

“Court Order” means any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding.

“Effective Date” has the meaning set forth in the preamble of this Agreement.

“Encumbrance” means any lien (statutory or other), claim, charge, security interest, mortgage, deed of trust, pledge, hypothecation, assignment, conditional sale or other title retention agreement, preference, priority or other security agreement or preferential arrangement of any kind or nature, and any easement, encroachment, covenant, restriction, right of way, defect in title or other encumbrance of any kind.

“Environmental Law” means all Requirements of Laws derived from or relating to all federal, state and local laws or regulations relating to or addressing the environment, health or safety and all foreign or state equivalents thereof.

“Expenses” means any and all expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against hereunder (including court filing fees, court costs, arbitration fees or costs, witness fees, and reasonable fees and disbursements of legal counsel, investigators, expert witnesses, consultants, accountants and other professionals).

“Governmental Body” means any political subdivision or department thereof, any other governmental or regulatory body, commission, central bank, board, bureau, organ or instrumentality or any court, in each case whether federal, state, local or foreign.

“Governmental Permits” has the meaning specified in Section 4.9.

“Intellectual Property” means Copyrights, Patent Rights, Trademarks and Trade Secrets and all agreements, contracts, licenses, sublicenses, assignments and indemnities which relate or pertain to any of the foregoing.

“Laws” has the meaning set forth in Section 4.14.

“Leased Real Property” has the meaning specified in Section 4.10.

“Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses, deficiencies or other charges.

“Material Adverse Effect” means any condition, circumstance, change or effect (or any development that, insofar as can be reasonably foreseen, would result in any condition, circumstance, change or effect) that is materially adverse to the assets, business, financial condition, results of operations or prospects of the Company.

“Money Laundering Laws” has the meaning set forth in Section 4.23.

“Owned Software” has the meaning specified in Section 4.12(g).

“Patent Rights” means United States and foreign patents, patent applications, continuations, continuations-in-part, divisions, reissues, patent disclosures, inventions (whether or not patentable or reduced to practice) and improvements thereto.

“Permitted Encumbrances” means: (i) liens for taxes and other governmental charges and assessments arising in the ordinary course of business which are not yet due and payable, (ii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable and (iii) other liens or imperfections on property which are not material in amount, do not interfere with, and are not violated by, the consummation of the transactions contemplated by this Agreement, and do not impair the marketability of, or materially detract from the value of or materially impair the existing use of, the property affected by such lien or imperfection.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Governmental Body.

“Purchase Price” has the meaning specified in Section 2.2.

“R&G” means Rise and Grow Limited, a company organized under the laws of Hong Kong.

“Requirements of Laws” means any foreign, federal, state and local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any Governmental Body (including those pertaining to electrical, building, zoning, subdivision, land use, environmental and occupational safety and health requirements) or common law.

“RMB” means the legal currence of the People’s Republic of China.

“Sellers” has the meaning specified in the first paragraph of this Agreement.

“Sellers Ancillary Agreements” means all agreements, instruments and documents being or to be executed and delivered by Sellers under this Agreement or in connection herewith.

“Shares” means all of the registered capital of the Company.

“Software” means computer software programs and software systems, including all databases, compilations, tool sets, compilers, higher level or “proprietary” languages, related documentation and materials, whether in source code, object code or human readable form.

“Subsidiaries” means any corporation, partnership, limited liability company, joint venture or other entity in which the Company (a) owns, or at any relevant time owned, directly or indirectly, fifty percent (50%) or more of the outstanding voting securities or equity interests or (b) is a general partner.

“Tax” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including interest, penalties, additions to tax and any similar liabilities with respect thereto.

“Tax Asset” means any net operating loss, net capital loss, investment tax credit, foreign tax credit, charitable deduction or any other credit or tax attribute that could be carried forward or back to reduce Taxes (including without limitation deductions and credits related to alternative minimum Taxes).

“Tax Return” means any federal, state, local or foreign tax return, declaration, statement, report, schedule, form or information return or any amendment or attachment to any of the foregoing relating to Taxes.

“Trademarks” means United States, state and foreign trademarks, service marks, logos, trade dress and trade names (including all assumed or fictitious names under which the Company [or any Subsidiary] is conducting business or has within the previous five years conducted business), whether registered or unregistered, and pending applications to register the foregoing.

“Trade Secrets” means confidential ideas, trade secrets, know-how, concepts, methods, processes, formulae, reports, data, customer lists, mailing lists, business plans, or other proprietary information.

“ZBDT” means ZBDT (Beijing) Technology Co. Ltd., a company organized under the laws of The People’s Republic of China and a wholly-owned subsidiary of R&G as set forth in the preamble to this Agreement.

“ZYTX” means ZYTX Technology Co. Ltd., a company organized under the laws of The People’s Republic of China and is a Variable Interest Entity controlled by R&G through its wholly-owned PRC subsidiary ZBDT.

Section 1.2 Interpretation. As used in this Agreement, the word “including” means without limitation, the word “or” is not exclusive and the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of and the Exhibits and Schedules attached to this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect meaning or interpretation of this Agreement. References herein to the knowledge of a party or matters or information known to a party mean the actual knowledge or conscious awareness of the Chief Executive Officer, Chief Financial Officer, Chairman of the Board or Manager of such party.

ARTICLE 2
PURCHASE AND SALE OF SHARES; PURCHASE PRICE

Section 2.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall sell, transfer, assign, convey and deliver to ZYTX, and Buyer shall purchase from Sellers, the Shares, free and clear of all Encumbrances (except for Permitted Encumbrances).

Section 2.2 Purchase Price. The purchase price for the Shares shall be RMB 40,000,000 in cash (the “Purchase Price”), of which RMB30,000,000 shall be funded by R&G and RMB10,000,000 shall be funded by ZYTX.

Section 2.3 Certain Tax Matters

The Company shall pay, at or prior to the Closing Date, all of its Taxes through its most recently completed fiscal year. In addition, Sellers shall be responsible for all transfer and withholding Taxes related to the transaction contemplated by this Agreement.

ARTICLE 3
CLOSING

Section 3.1 Closing Date. The Closing shall take place at 9:00 A.M., local time or such later date as may be agreed upon by Buyer and Sellers after the conditions set forth in Article VIII have been satisfied, at such place or at such other time as shall be agreed upon by Buyer and Sellers. The time and date on which the Closing is actually held are sometimes referred to herein as the “Closing Date”.

Section 3.2 Payment of Purchase Price.

(a) Subject to fulfillment or waiver of the conditions set forth in Section 8.1, at the Closing, Buyer shall pay the Purchase Price by wire transfer of immediately available funds to the account specified in Schedule 3.2.

Section 3.3 Buyer’s Additional Deliveries. Subject to fulfillment or waiver of the conditions set forth in Section 8.1, at the Closing, Buyer shall deliver to Sellers all the following:

(a) Copy of R&G’s Certificate of Incorporation certified as of a recent date by the appropriate office in Hong Kong;

(b) Copy of ZYTX’s Certificate of Incorporation (or equivalent) certified as of a recent date by the appropriate office in The People’ Republic of China;

(c) Certificate of good standing of R&G (or the equivalent) issued as of a recent date by the appropriate office in Hong Kong;

(d) Certificate of good standing of ZYTX (or the equivalent) issued as of a recent date by the appropriate office in The People’s Republic of China;

(e) Certificate of the corporate secretary of R&G, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to (i) no amendments to the Certificate of Incorporation of R&G since a specified date; (ii) the Charter of R&G; (iii) the resolutions of the Board of Directors of R&G (or the equivalent) authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of R&G executing this Agreement and any Buyer Ancillary Agreement; and

(f) Certificate of the corporate secretary of ZYTX, dated the Closing Date, in form and substance reasonably satisfactory to Sellers, as to (i) no amendments to the Certificate of Incorporation of ZYTX since a specified date; (ii) the Charter of ZYTX; (iii) the resolutions of the Board of Directors of ZYTX (or the equivalent) authorizing the execution and performance of this Agreement and the transactions contemplated hereby; and (iv) incumbency and signatures of the officers of ZYTX executing this Agreement and any Buyer Ancillary Agreement; and

(g) The certificates contemplated by Section 8.2(a)-(b), duly executed by an authorized officer of R&G and an authorized officer of ZYTX.

Section 3.4 Sellers’ Deliveries. Subject to fulfillment or waiver of the conditions set forth in Section 8.2, at Closing, Sellers shall deliver to Buyer all the following:

(a) Copy of the Certificate of Incorporation (or the equivalent) of the Company certified as of a recent date by the appropriate office of The People’s Republic of China and a copy of the Company’s bylaws (or the equivalent) dated as of a recent date.

(b) Sellers’ Certificate, executed by each of the Sellers and dated the Closing Date, in form and substance reasonably satisfactory to Buyer, certifying that (i) no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of Sellers threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, to the extent not disclosed herein, by or against the Company, which might result in any material adverse change in any of the assets, properties, business, or operations of the Company and (ii) there have been no amendments to the Certificate of Incorporation or the bylaws of the Company (or their equivalents) since the dates indicated on such documents as delivered in accordance with Section 3.4(a).

(c) Opinion of counsel to Sellers substantially in the form contained in Exhibit A attached hereto;

(d) All consents, waivers or approvals required to be obtained by Sellers and/or the Company with respect to the consummation of the transactions contemplated by this Agreement;

(e) The certificate contemplated by Sections 8.1(a) duly executed by each Seller; and

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF SELLERS

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, Sellers hereby jointly and severally represent and warrant to Buyer and agree as follows:

Section 4.1 Title to the Shares; Authority of Sellers.

(a) As of the Closing Date, each Seller has good and valid title to their respective Shares, free and clear of any and all Encumbrances whatsoever, and none of the Shares are subject to any outstanding option, warrant, call, or similar right of any other Person to acquire the same, and none of the Shares are subject to any restriction on transfer thereof except for restrictions under applicable Laws. Upon consummation of the transactions contemplated hereby in accordance with the terms hereof, Sellers will convey good and valid title to the Buyer of all of the Shares, free and clear of any and all Encumbrances whatsoever, except for restrictions on transfer under applicable Laws.

(b) Sellers have full power and authority to execute, deliver and perform this Agreement and all of the Sellers Ancillary Agreements. This Agreement has been duly executed and delivered by Sellers and is the legal, valid and binding obligation of Sellers enforceable in accordance with its terms, and each of the Sellers Ancillary Agreements upon execution and delivery by Sellers will be a legal, valid and binding obligation of Sellers enforceable in accordance with its terms.

(c) Neither the execution and delivery of this Agreement or any of the Sellers Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(i) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any Encumbrance upon any of the assets or properties of Sellers or the Company, under (1) the charter or Bylaws of the Company, (2) any note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which Sellers or the Company is a party or any of the respective assets or properties of Sellers or the Company is subject or by which Sellers or the Company is bound, (3) any Court Order to which Sellers or the Company is a party or any of the respective assets or properties of Sellers or the Company is subject or by which Sellers or the Company is bound, or (4) any Requirements of Laws affecting Sellers or the Company or their respective assets or properties; or

(ii) require the approval, consent, authorization or act of, or the making by Sellers or the Company of any declaration, filing or registration with, any Person.

Section 4.2 Organization and Capital Structure of the Company.

(a) The Company is a company duly organized, validly existing and in good standing under the laws of the People’s Republic of China. The Company is duly qualified to transact business as a foreign corporation and is in good standing in each of the jurisdictions is transacts business. No other jurisdiction has demanded, requested or otherwise indicated that the Company is required so to qualify. The Company has full power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

(b) The registered capital of the Company is RMB10,000,000. Except for this Agreement, there are no agreements, arrangements, options, warrants, calls, rights or commitments of any character relating to the issuance, sale, purchase or redemption of any shares of capital stock of the Company. No holder of Company Common Stock has any preemptive, stock purchase or other rights to acquire Company Common Stock. All of the outstanding shares of the Company Common Stock are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive or similar rights. Sellers are the record and beneficial owner of one hundred percent (100%) of the shares of Company Common Stock. All of such shares of Company Common Stock are so owned free from all Encumbrances of any kind.

(c) True and complete copies of the Certificate of Incorporation (or the equivalent) and all amendments thereto, of the Charter, as amended to date, and of the stock ledger of the Company have been delivered to Buyer.

Section 4.3 Subsidiaries and Investments. The Company does not have any Subsidiaries.

Section 4.4 Financial Statements. Schedule 4.4 contains (i) the audited balance sheets of the Company as of June 30, 2007 and June 30, 2008 and the related statements of income and cash flows for the two years then ended, together with the appropriate notes to such financial statements and the report thereon of June 30, 2008, and (ii) the unaudited balance sheet of the Company as of September 30, 2008, (such balance sheet being herein called the “Balance Sheet”) and the related statements of income and cash flows for the three months then ended. All such statements were (or shall have been) prepared in conformity with GAAP and fairly present the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

Section 4.5 Operations Since Balance Sheet Date.

(a) Since the Balance Sheet Date, there has been:

(i) no material adverse change in the assets, business, operations, liabilities, profits, prospects or condition (financial or otherwise) of the Company, and no fact or condition exists or is contemplated or threatened which might reasonably be expected to cause such a change in the future; and

(ii) no damage, destruction, loss or claim, whether or not covered by insurance, or condemnation or other taking adversely affecting any of the assets, business, operations, condition or prospects of the Company.

(b) Since the Balance Sheet Date, the Company has conducted its business only in the ordinary course and in conformity with past practice and, without limiting the generality of the foregoing, has not:

(i) sold, leased (as lessor), transferred or otherwise disposed of (including any transfers from the Company to Sellers or any of its Affiliates), or mortgaged or pledged, or imposed or suffered to be imposed any Encumbrance (other than a Permitted Encumbrance) on, any of the assets reflected on the Balance Sheet or any assets acquired by the Company after the Balance Sheet Date, except for inventory and minor amounts of personal property sold or otherwise disposed of for fair value in the ordinary course of business consistent with past practice;

(ii) canceled any debts owed to or claims held by the Company (including the settlement of any claims or litigation) or waived any other rights held by the Company other than in the ordinary course of business consistent with past practice;

(iii) paid any claims against the Company (including the settlement of any claims and litigation against the Company or the payment or settlement of any obligations or liabilities of the Company) other than in the ordinary course of business consistent with past practice;

(iv) created, incurred or assumed, or agreed to create, incur or assume, any indebtedness for borrowed money (other than money borrowed or advances from Sellers or any of its Affiliates in the ordinary course of business consistent with past practice) or entered into, as lessee, any capitalized lease obligations;

(v) accelerated or delayed collection of notes or accounts receivable in advance of or beyond their regular due dates or the dates when the same would have been collected in the ordinary course of business consistent with past practice;

(vi) delayed or accelerated payment of any account payable or other liability of the Company beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practice;

(vii) acquired any real property or undertaken or committed to undertake capital expenditures exceeding RMB100,000 in the aggregate;

(viii) made, or agreed to make, any payment of cash or distribution of assets to Sellers or any of its Affiliates;

(ix) instituted any increase in any compensation payable to any officer or employee of the Company or in any profit-sharing, bonus, incentive, deferred compensation, insurance, pension, retirement, medical, hospital, disability, welfare or other benefits made available to officers or employees of the Company;

(x) made any change in the accounting principles and practices used by the Company from those applied in the preparation of the Balance Sheet and the related statements of income and cash flow for the period ended on the Balance Sheet Date;

(xi) entered into or become committed to enter into any other material transaction except in the ordinary course of business; or

(xii) prepared or filed any Tax Return inconsistent with past practice or, on any such Tax Return, taken any position, made any election, or adopted any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Tax Returns in prior periods.

Section 4.6 No Undisclosed Liabilities. The Company is not subject to any liability (including unasserted claims, whether known or unknown), whether absolute, contingent, accrued or otherwise, which is not shown or which is in excess of amounts shown or reserved for in the Balance Sheet, other than liabilities of the same nature as those set forth in the Balance Sheet and the notes thereto and reasonably incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice.

Section 4.7 Taxes.

(a) All Tax Returns of the Company required to be filed by any of them have been filed, all such Tax Returns are true and correct in all material respects, and all Taxes shown on such Tax Returns to be due and payable and all assessments, fees and other governmental charges upon the Company and upon their respective properties, assets, income, businesses and franchises that are due and payable have been paid when due and payable, except for such Taxes (i) which are not yet delinquent or (ii) that are being contested in good faith and by proper proceedings, and against which adequate reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefore. All Taxes required to be withheld by the Company have been duly withheld, and such withheld Taxes have been either duly paid to the proper Governmental Body or properly set aside in accounts for such purpose.

(b) No Governmental Body has asserted or threatened to assert any deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against the Company with respect to any taxable period for which the period of assessment or collection remains open. No adjustment that would materially increase the Tax liability, or materially reduce any Tax Asset, of the Company or any Subsidiary has been made, proposed or threatened by a Governmental Body during any audit of any taxable period which would reasonably be expected to be made, proposed or threatened in an audit of any subsequent taxable period.

(c) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date, as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Section 481 of the Code (or any corresponding provision of state, local or foreign income Tax law), (ii) installment sale or open transaction disposition made on or prior to the Closing Date or (iii) prepaid amount received on or prior to the Closing Date.

(d) The Company has never been a member of any consolidated, combined, affiliated or unitary group of corporations for any Tax purposes other than a group in which the Company is the common parent.

(e) Sellers have paid all relevant Taxes including capital gain Taxes, transfer Taxes and withholding Taxes originated by this agreement, particularly as related to the transfer of the Units and has provided Buyer evidence of such.

(f) Sellers or the Company have paid, prior to the Closing Date, all of its applicable Taxes.

Section 4.8 Availability of Assets. The assets owned or leased by the Company constitute all the assets and properties used in, or necessary for, the operation of the business of the Company (including all books, records, computers and computer programs and data processing systems) and are in good condition (subject to normal wear and tear) and serviceable condition and are suitable for the uses for which intended.

Section 4.9 Governmental Permits. The Company owns, holds or possesses all licenses, franchises, permits, privileges, immunities, approvals and other authorizations from a Governmental Body which are necessary to entitle it to own or lease, operate and use its assets and to carry on and conduct its business substantially as currently conducted, including, without limitation, all licenses necessary to operate as an insurance agent in The People’s Republic of China (herein collectively called “Governmental Permits”). Schedule 4.9 sets forth a list and brief description of each Governmental Permit, except for such incidental licenses, permits and other authorizations which would be readily obtainable by any qualified applicant without undue burden in the event of any lapse, termination, cancellation or forfeiture thereof. Complete and correct copies of all of the Governmental Permits have heretofore been delivered to Buyer by Sellers.

(i) The Company has fulfilled and performed its obligations under each of the Governmental Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, would constitute a breach or default under any such Governmental Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Governmental Permit, or which might adversely affect the rights of the Company under any such Governmental Permit; (ii) no notice of cancellation, of default or of any dispute concerning any Governmental Permit, or of any event, condition or state of facts described in the preceding clause, has been received by, or is known to, Sellers or the Company; and (iii) each of the Governmental Permits is valid, subsisting and in full force and effect and will continue to be in full force and effect immediately after the Closing, in each case without (x) the occurrence of any breach, default or forfeiture of rights thereunder, or (y) the consent, approval, or act of, or the making of any filing with, any Governmental Body.

Section 4.10 Real Property.

(a) The Company does not own any real property.

(b) Schedule 4.10(B) sets forth a list and brief description of each lease or similar agreement (showing the parties thereto, annual rental, expiration date, renewal and purchase options, if any, the improvements thereon, the uses being made thereof, and the location and the legal description of the real property covered by, and the space occupied under, such lease or other agreement) under which (i) the Company is lessee of, or holds, uses or operates, any real property owned by any third Person (the “Leased Real Property”). Except as set forth in such Schedule, the Company has the right to quiet enjoyment of all the Leased Real Property described in such Schedule for the full term of each such lease or similar agreement (and any renewal option) relating thereto, and the leasehold or other interest of the Company in such Leased Real Property is not subject or subordinate to any Encumbrance except for Permitted Encumbrances. Except for Permitted Encumbrances, there are no agreements or other documents governing or affecting the occupancy or tenancy of any of the Leased Real Property by the Company. Complete and correct copies of any instruments evidencing Encumbrances, commitments for the issuance of title insurance, title opinions, surveys and appraisals in Sellers’s or the Company’s possession and any policies of title insurance currently in force and in the possession of Sellers or the Company with respect to each such parcel of Leased Real Property have heretofore been delivered by Sellers to Buyer.

(c) Neither the whole nor any part of any real property leased, used or occupied by the Company is subject to any pending suit for condemnation or other taking by any public authority, and, to the best knowledge of Sellers or the Company, no such condemnation or other taking is threatened or contemplated.

Section 4.11 Personal Property.

(a) Schedule 4.11(A) contains a detailed list of all equipment, vehicles, furniture and other personal property owned by the Company having an original cost of RMB100,000 or more. The Company has good and marketable title to all of its assets and properties free and clear of all Encumbrances, except for Permitted Encumbrances.

(b) Schedule 4.11(B) contains a brief description of each lease or other agreement or right, whether written or oral (including in each case the annual rental, the expiration date thereof and a brief description of the property covered), under which the Company is lessee of, or holds or operates, any equipment, vehicle or other tangible personal property owned by a third Person, except for any such lease, agreement or right that is terminable by the Company without penalty or payment on notice of thirty (30) days or less, or which involves the payment by the Company of rentals of less than RMB400,000 per year.

Section 4.12 Intellectual Property; Software.

(a) Schedule 4.12 contains a list and description (showing in each case any product, device, process, service, business or publication covered thereby, the registered or other owner, expiration date and number, if any) of all Copyrights, Patent Rights and Trademarks owned by, licensed to or used by the Company.

(b) Schedule 4.12 contains a list and description (showing in each case any owner, licensor or licensee) of all Software owned by, licensed to or used by the Company, except Software licensed to the Company that is available in consumer retail stores and subject to “shrink-wrap” license agreements.

(c) Schedule 4.12 contains a list and description (showing in each case the parties thereto and the material terms thereof) of all agreements, contracts, licenses, sublicenses, assignments and indemnities which relate to (i) any Copyrights, Patent Rights or Trademarks listed in Schedule 4.12, (ii) any Trade Secrets owned by, licensed to or used by the Company or (iii) any Software listed in Schedule 4.12.

(d) The Company either: (i) owns the entire right, title and interest in and to the Intellectual Property and Software included in its assets and properties, free and clear of any Encumbrance; or (ii) has the perpetual, royalty-free right to use the same.

(e) (i) All registrations for Copyrights, Patent Rights and Trademarks identified in Schedule 4.12 as being owned by the Company are valid and in force, and all applications to register any unregistered Copyrights, Patent Rights and Trademarks so identified are pending and in good standing, all without challenge of any kind; (ii) the Intellectual Property owned by the Company is valid and enforceable; (iii) the Company has the sole and exclusive right to bring actions for infringement or unauthorized use of the Intellectual Property and Software owned by the Company, and to the knowledge of Sellers and the Company, there is no basis for any such action; (iv) the Company has taken all actions reasonably necessary to protect, and where necessary register, the Copyrights, Trademarks, Software, Patent Rights or Trade Secrets; and (v) the Company is not in breach of any agreement affecting the Intellectual Property, and has not taken any action which would impair or otherwise adversely affect its rights in the Intellectual Property. Correct and complete copies of: (x) registrations for all registered Copyrights, Patent Rights and Trademarks identified in Schedule 4.12 as being owned by the Company; and (y) all pending applications to register unregistered Copyrights, Patent Rights and Trademarks identified in Schedule 4.12 as being owned by the Company (together with any subsequent correspondence, notices or filings relating to the foregoing) have heretofore been delivered by Sellers to Buyer.

(f) (i) No infringement of any Intellectual Property of any other Person has occurred or results in any way from the operations, activities, products, Software, equipment, machinery or processes used in the Company’s business; (ii) no claim of any infringement of any Intellectual Property of any other Person has been made or asserted in respect of the operations of the Company’s business; (iii) no claim of invalidity of any Copyright, Trademark or Patent Right, Software or Trade Secret has been made; (iv) no proceedings are pending or, to the knowledge of the Company, threatened which challenge the validity, ownership or use of any Intellectual Property; and (v) neither Sellers nor the Company has had notice of, or knowledge of any basis for, a claim against Sellers that the operations, activities, products, software, equipment, machinery or processes of the Company infringe any Intellectual Property of any other Person.

(g) (i) The Software included in the assets and properties of the Company is not subject to any transfer, assignment, reversion, site, equipment, or other limitations; (ii) the Company has maintained and protected the Software included in the assets and properties of the Company that it owns (the “Owned Software”) (including all source code and system specifications) with appropriate proprietary notices, confidentiality and non-disclosure agreements and such other measures as are necessary to protect the proprietary, trade secret or confidential information contained therein; (iii) the Owned Software has been registered or is eligible for protection and registration under applicable copyright law and has not been forfeited to the public domain; (iv) the Company has copies of all prior releases or separate versions of the Owned Software so that the same may be subject to registration in the United States Copyright Office; (v) the Company has complete and exclusive right, title and interest in and to the Owned Software; (vi) the Company has developed the Owned Software through its own efforts and for its own account without the aid or use of any consultants, agents, independent contractors or Persons (other than Persons that are employees of the Company); (vii) the Owned Software does not infringe any Intellectual Property of any other Person; (viii) any Owned Software includes the source code, system documentation, statements of principles of operation and schematics, as well as any pertinent commentary, explanation, program (including compilers), workbenches, tools, and higher level (or “proprietary”) language used for the development, maintenance, implementation and use thereof, so that a trained computer programmer could develop, maintain, enhance, modify, support, compile and use all releases or separate versions of the same that are currently subject to maintenance obligations by the Company; (ix) there are no agreements or arrangements in effect with respect to the marketing, distribution, licensing or promotion of the Owned Software by any other Person; (x) the Owned Software complies with all applicable Requirements of Laws relating to the export or reexport of the same; and (xi) the Owned Software may be exported or reexported to all countries without the necessity of any license, other than to those countries specified as prohibited destinations pursuant to applicable regulations of the United States Department of Commerce and/or the United States State Department.

(h) All employees, agents, consultants or contractors who have contributed to or participated in the creation or development of any Intellectual Property or Software on behalf of the Company or any predecessor in interest thereto either: (i) is a party to a “work-for-hire” agreement under which the Company is deemed to be the original owner/author of all property rights therein; or (ii) has executed an assignment or an agreement to assign in favor of the Company (or such predecessor in interest, as applicable) of all right, title and interest in such material.

Section 4.13 Accounts Receivable. All accounts receivable of the Company have arisen from bona fide transactions by the Company in the ordinary course of business. All accounts receivable reflected in the Balance Sheet are good and collectible in the ordinary course of business at the aggregate recorded amounts thereof, net of any applicable allowance for doubtful accounts reflected in the Balance Sheet.

Section 4.14 Reserved.

Section 4.15 Employee Relations.

(a) Schedule 4.15(A) contains: (i) a list of all key employees or commission salespersons of the Company as of the Effective Date whose then current annual compensation was in excess of RMB100,000 and (ii) the then current annual compensation of, and a description of the fringe benefits (other than those generally available to employees of the Company) provided by the Company to any such employees or commission salespersons.

(b) The Company is not involved in any labor dispute or, to the knowledge of the Company, is any such dispute threatened. None of the Company’s employees is a member of a union and the Company believes that its relations with its employees are good.

(c)  (i) To the best knowledge of Sellers and the Company, the Company is not involved in any transaction or other situation with any employee, officer, director or Affiliate of the Company which may be generally characterized as a “conflict of interest”, including, but not limited to, direct or indirect interests in the business of competitors or customers of the Company and (ii) there are no situations with respect to the Company which involved or involves (A) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (B) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (C) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, (D) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws or (E) any investigation by the U.S. Securities and Exchange Commission or any other federal, foreign, state or local government agency or authority.

(d) Since the Balance Sheet Date, the Company has not, directly or indirectly, purchased, leased from others or otherwise acquired any material property or obtained any material services from, or sold, leased to others or otherwise disposed or any material property or furnished any material services to (except with respect to remuneration for services rendered as a director, officer or employee of the Company), in the ordinary course of business or otherwise, (i) Sellers, (ii) any other Affiliate of the Company, (iii) any Person who is an officer or director of the Company or (iv) any Associate of any person referred to in clause (i), (ii) or (iii) above. The Company does not owe any amount in excess of RMB100,000 to, or have any contract with or commitment to, Sellers or any manager, director, officer or employee of the Company (other than for compensation for current services not yet due and payable and reimbursement of expenses arising in the ordinary course of business) and none of such Persons owes any amount in excess of RMB100,000 to the Company. An “Associate” of any Person means (i) a corporation or organization of which such Person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (ii) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a director or officer of the person or any of its parents or subsidiaries.

(e) Neither the Company nor any officer, employee or agent or other person acting on its behalf has, directly or indirectly, given or agreed to give any gift or similar benefit (other than with respect to bona fide payments for which adequate consideration has been given) to any customer, governmental employee or other person who is or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction) (i) which might subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) which, if not continued in the future, would have an adverse effect on the assets, business, operations or prospects of the Company or which would subject the Company to suit or penalty in any private or governmental litigation or proceeding, (iii) for any of the purposes described in Section 162(c) of the Code, or (iv) for establishment or maintenance of any concealed fund or concealed bank account.

Section 4.16 Contracts.

(a) The Company is not a party to or bound by:

(i) any contract for the purchase, sale or lease of real property;

(ii) any contract for the sale of goods or services which involved the payment of more than RMB250,000 in fiscal year ended 2008, which the Company reasonably anticipates will involve the payment of more than RMB250,000 in fiscal year ending 2009 or which extends beyond fiscal year ending 2010;

(iii) any contract for the purchase, licensing or development of software to be used by the Company;

(iv) any consignment, distributor, dealer, manufacturers representative, sales agency, advertising representative or advertising or public relations contract;

(v) any guarantee of the obligations of customers, officers, managers, directors, employees, Affiliates or others;

(vi) any agreement which provides for, or relates to, the incurrence by the Company of debt for borrowed money (including, without limitation, any interest rate or foreign currency swap, cap, collar, hedge or insurance agreements, or options or forwards on such agreements, or other similar agreements for the purpose of managing the interest rate and/or foreign exchange risk associated with its financing);

(vii) any contract not made in the ordinary course; or

(viii) any other contract, agreement, commitment, understanding or instrument which is material to the Company.

(b) Each of the leases, contracts and other agreements listed in Schedules 4.10(B), 4.11(B), 4.12 and 4.16 (collectively, the “Company Agreements”) constitutes a valid and binding obligation of the parties thereto and is in full force and effect and (except for those Company Agreements which by their terms will expire prior to the Closing Date or are otherwise terminated prior to the Closing Date in accordance with the provisions hereof) will continue in full force and effect after the Closing, in each case without breaching the terms thereof or resulting in the forfeiture or impairment of any rights thereunder and without the consent, approval or act of, or the making of any filing with, any other party. The Company has fulfilled and performed its obligations under each of the Company Agreements, and the Company is not in, or alleged to be in, breach or default under, nor is there or is there alleged to be any basis for termination of, any of the Company Agreements and no other party to any of the Company Agreements has breached or defaulted thereunder, and no event has occurred and no condition or state of facts exists which, with the passage of time or the giving of notice or both, would constitute such a default or breach by the Company or by any such other party. The Company is not currently renegotiating any of the Company Agreements or paying liquidated damages in lieu of performance thereunder. None of the Company Agreements contains terms unduly burdensome to the Company or is harmful to its business. Complete and correct copies of each of the Company Agreements have heretofore been delivered to Buyer by Sellers.

Section 4.17 No Violation, Litigation or Regulatory Action.

(a) the assets of the Company and their uses comply with all applicable Requirements of Laws and Court Orders;

(b) the Company has complied with all Requirements of Laws and Court Orders which are applicable to its assets or business;

(c) there are no lawsuits, claims, suits, proceedings or investigations pending or, to the best knowledge of Sellers or the Company, threatened against or affecting the Company nor, to the best knowledge of Sellers or the Company, is there any basis for any of the same, and there are no lawsuits, suits or proceedings pending in which Sellers is the plaintiff or claimant;

(d) there is no action, suit or proceeding pending or, to the best knowledge of Sellers or the Company, threatened which questions the legality or propriety of the transactions contemplated by this Agreement; and

(e) to the best knowledge of Sellers or the Company, no legislative or regulatory proposal or other proposal for the change in any Requirements of Law or the interpretation thereof has been adopted or is pending which could adversely affect the Company.

Section 4.18 Environmental Matters. The operations of the Company comply with all applicable Environmental Laws.

Section 4.19 Insurance. Schedule 4.19 sets forth a list and brief description (including nature of coverage, limits, deductibles, premiums and the loss experience for the most recent five years with respect to each type of coverage) of all policies of insurance maintained, owned or held by or for the benefit of the Company on the date hereof. Sellers shall (and shall cause the Company to) keep or cause such insurance or comparable insurance to be kept in full force and effect through the Closing Date. Sellers has complied (or has caused the Company to comply) with each of such insurance policies and has not failed to give any notice or present any claim thereunder in a due and timely manner. Sellers has delivered to Buyer correct and complete copies of the most recent inspection reports, if any, received from insurance underwriters as to the condition of the assets and properties of the Company.

Section 4.20 Intentionally Not Used.

Section 4.21 Bank Accounts; Powers of Attorney; Minute Books. True and complete copies of the minute books of the Company have been delivered to Buyer. Such minute books contain true and complete records of all meetings and other corporate action taken by the Board of Directors and stockholders of the Company.

Section 4.22 No Finder. Neither Sellers, the Company nor any Person acting on their behalf have paid or become obligated to pay any fee or commission to any broker, finder or intermediary for or on account of the transactions contemplated by this Agreement.

Section 4.23 Intentionally Not Used.

Section 4.24 Disclosure. None of the representations or warranties of Sellers contained herein, none of the information contained in the Schedules referred to in this Article IV, and none of the other information or documents furnished to Buyer or any of its representatives by Sellers or the Company or their representatives pursuant to the terms of this Agreement, is false or misleading in any material respect or omits to state a fact herein or therein necessary to make the statements herein or therein not misleading in any material respect. There is no fact which adversely affects or in the future is likely to adversely affect the Company or its business in any material respect which has not been set forth or referred to in this Agreement or the Schedules hereto.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

As an inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer hereby represents and warrants to Sellers and agrees as follows:

Section 5.1 Organization of Buyer.

(a) R&G is a company duly organized, validly existing and in good standing under the laws of Hong Kong and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

(b) ZYTX is a company duly organized, validly existing and in good standing under the laws of The People’s Republic of China and has full corporate power and authority to own or lease and to operate and use its properties and assets and to carry on its business as now conducted.

Section 5.2 Authority of Buyer.

(a) R&G has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by R&G have been duly authorized and approved by R&G’s board of directors and do not require any further authorization or consent of R&G or its stockholders. This Agreement has been duly authorized, executed and delivered by R&G and is the legal, valid and binding agreement of R&G enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by R&G and upon execution and delivery by R&G will be a legal, valid and binding obligation of R&G enforceable in accordance with its terms.

(b) ZYTX has full power and authority to execute, deliver and perform this Agreement and all of the Buyer Ancillary Agreements. The execution, delivery and performance of this Agreement and the Buyer Ancillary Agreements by ZYTX have been duly authorized and approved by ZYTX’s board of directors and do not require any further authorization or consent of ZYTX or its stockholders. This Agreement has been duly authorized, executed and delivered by ZYTX and is the legal, valid and binding agreement of ZYTX enforceable in accordance with its terms, and each of the Buyer Ancillary Agreements has been duly authorized by ZYTX and upon execution and delivery by ZYTX will be a legal, valid and binding obligation of ZYTX enforceable in accordance with its terms.

Section 5.3 Neither the execution and delivery of this Agreement nor any of the Buyer Ancillary Agreements or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

(a) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the Certificates of Incorporation or Charters of R&G or ZYTX, (2) any material note, instrument, agreement, mortgage, lease, license, franchise, permit or other authorization, right, restriction or obligation to which either R&G or ZYTX is a party or any of their properties are subject or by which they are bound, (3) any Court Order to which either R&G or ZYTX is a party or by which it is bound or (4) any Requirements of Laws affecting either R&G or ZYTX; or

(b) require the approval, consent, authorization or act of, or the making by either R&G or ZYTX of any declaration, filing or registration with, any Person.

ARTICLE 6
Intentionally Not Used.

ARTICLE 7
ADDITIONAL AGREEMENTS

Section 7.1 Covenant Not to Compete or Solicit Business.

(a) In furtherance of the sale of the Shares to Buyer hereunder and more effectively to protect the value and goodwill of the assets and business of the Company, Sellers covenants and agrees that, for a period ending on the two (2) year anniversary of the Closing Date, neither Sellers nor any of its Affiliates will:

(i) directly or indirectly (whether as principal, agent, independent contractor, partner or otherwise) own, manage, operate, control, participate in, perform services for, or otherwise carry on, a business similar to or competitive with the business conducted by the Company on the date hereof anywhere in The People’s Republic of China (it being understood by the parties hereto that the business prohibited activities are not limited to any particular region because such business has been conducted by the Company throughout The People’s Republic of China and the prohibited activities may be engaged in effectively from any location in The People’s Republic of China; or

(ii) induce or attempt to persuade any employee, agent or customer of the Company to terminate such employment, agency or business relationship in order to enter into any such relationship on behalf of any other business organization in competition with the business conducted by the Company on the date hereof;

(iii) provided, that nothing set forth in this Section 7.1 shall prohibit Sellers or its Affiliates from owning not in excess of five percent (5%) in the aggregate of any class of capital stock of any corporation if such stock is publicly traded and listed on any national or regional stock exchange.

(b) In addition, Sellers covenants and agrees that neither it nor any of its Affiliates will divulge or make use of any trade secrets or other confidential information of the Company other than to disclose such secrets and information to Buyer or its Affiliates.

(c) In the event Sellers or any Affiliate of Sellers violates any of its obligations under this Section 7.1, Buyer or the Company may proceed against it in law or in equity for such damages or other relief as a court may deem appropriate. Sellers acknowledge that a violation of this Section 7.1 may cause Buyer or the Company irreparable harm which may not be adequately compensated for by money damages. Sellers therefore agrees that in the event of any actual or threatened violation of this Section 7.1, Buyer or the Company shall be entitled, in addition to other remedies that it may have, to a temporary restraining order and to preliminary and final injunctive relief against Sellers or such Affiliate of Sellers to prevent any violations of this Section 7.1, without the necessity of posting a bond. The prevailing party in any action commenced under this Section 7.1 shall also be entitled to receive reasonable attorneys’ fees and court costs.

(d) It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 7.1, any term, restriction, covenant or promise in this Section 7.1 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

Section 7.2 Access to Records after Closing. For a period of four (4) years after the Closing Date, Buyer and its representatives shall have reasonable access to all of the books and records relating to the Company which Sellers or any of its Affiliates may retain after the Closing Date. Such access shall be afforded by Sellers and its Affiliates upon receipt of reasonable advance notice and during normal business hours. Buyer shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 7.2. If Sellers or any of its Affiliates shall desire to dispose of any of such books and records prior to the expiration of such six-year period, Sellers shall, prior to such disposition, give Buyer a reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.

Section 7.3 Confidential Nature of Information. Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, in the event the transactions contemplated hereby shall not be consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of Buyer, to its counsel, accountants, financial advisors or lenders, and in the case of Sellers, to its counsel, accountants or financial advisors). No Person shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Shares or the negotiation or enforcement of this Agreement or any agreement contemplated hereby; provided that after the Closing Buyer and the Company may use or disclose any confidential information related to the Company or its assets or business. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes lawfully available to such party from a source other than the furnishing party, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed, or (iv) such party reasonably deems necessary to disclose to obtain any of the consents or approvals contemplated hereby.

Section 7.4 No Public Announcement. Neither Buyer nor Sellers shall (nor shall Sellers permit the Company to), without the approval of the other, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such party shall be so obligated by law or the rules of any stock exchange or quotation system, in which case the other party shall be advised and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and U.S. Securities and Exchange Commission disclosure obligations.

Section 7.5 Expenses. Each party hereto will pay all costs and expenses incident to its negotiation and preparation of this Agreement and to its performance and compliance with all agreements and conditions contained herein on its part to be performed or complied with, including the fees, expenses and disbursements of its counsel and accountants. All costs and expenses, if any, incurred by the Company in connection with this Agreement and the transactions contemplated hereby, including the fees, expenses and disbursements of the Company’s counsel and accountants shall be paid by Sellers.

Section 7.6 Further Assurances. From time to time following the Closing, Sellers shall execute and deliver, or cause to be executed and delivered, to the Company such other bills of sale, deeds, endorsements, assignments and other instruments of conveyance and transfer as Buyer or the Company may reasonably request or as may be otherwise necessary to more effectively convey and transfer to, and vest in, the Company Buyer and put the Company in possession of, any part of the assets or properties of the Company not in its possession on the Closing Date.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS OF PARTIES

Section 8.1 Conditions to Buyer’s Obligations. The obligations of Buyer to purchase the Shares pursuant to this Agreement shall, at the option of Buyer, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a) Each of the representations and warranties of Sellers contained or referred to herein shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Buyer and there shall have been delivered to Buyer a certificate to such effect, dated the Closing Date, signed on behalf of Sellers, in addition to the other deliveries specified in Section 3.4.

(b) The parties shall have received all approvals and actions of or by all Governmental Bodies which are necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Laws.

(c) The Company shall have received all required consents, in form and substance reasonably satisfactory to Buyer, to the transactions contemplated hereby from the other parties to all contracts, leases, agreements and permits to which the Company is a party or by which the Company or any of its assets or properties is affected.

Section 8.2 Conditions to Sellers’ Obligations. The obligations of Sellers to sell the Shares pursuant to this Agreement shall, at the option of Sellers, be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(a) Each of the representations and warranties of R&G contained or referred to in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Sellers or any transaction contemplated by this Agreement; and there shall have been delivered to Sellers a certificate to such effect, dated the Closing Date and signed on behalf of R&G by an authorized officer of R&G, in addition to the other deliveries specified in Section 3.3.

(b) Each of the representations and warranties of ZYTX contained or referred to in this Agreement shall be true and correct on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Sellers or any transaction contemplated by this Agreement; and there shall have been delivered to Sellers a certificate to such effect, dated the Closing Date and signed on behalf of ZYTX by an authorized officer of ZYTX, in addition to the other deliveries specified in Section 3.3.

(c) The parties shall have received all approvals and actions of or by all Governmental Bodies necessary to consummate the transactions contemplated hereby, which are required to be obtained prior to the Closing by applicable Requirements of Laws.

ARTICLE 9
[Reserved.]

ARTICLE 10
INDEMNIFICATION

Section 10.1 Indemnification by Sellers.

(a) Sellers agrees to indemnify and hold harmless Buyer from and against any and all Losses and Expense incurred by Buyer up to the Purchase Price in connection with or arising from:

(i) any breach by Sellers of any of its covenants in this Agreement or in any Sellers Ancillary Agreement;

(ii) any failure of Sellers to perform any of its obligations in this Agreement or in any Sellers Ancillary Agreement; or

(iii) any breach of any warranty or the inaccuracy of any representation of Sellers contained or referred to in this Agreement or any certificate delivered by or on behalf of Sellers pursuant hereto;

provided that, without limitation of Sellers’s indemnification obligations under clause (i) or (ii) of this subsection (a), Sellers shall be required to indemnify and hold harmless under clause (iii) of this subsection with respect to Loss and Expense incurred by Buyer as a result of inaccuracies only to the extent that the aggregate amount of such Loss and Expense exceeds RMB100,000.

(b) The indemnification provided for in this Section 10.1 shall terminate two (2) years after the Closing Date (and no claims shall be made by any Buyer under this Section 10.1 thereafter), except that the indemnification by Sellers shall continue as to:

(i) the representations and warranties of Sellers set forth in Sections 4.1 and 4.2;

(ii) any Loss or Expense of which Buyer has notified Sellers in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.1, as to which the obligation of Sellers shall continue until the liability of Sellers shall have been determined pursuant to this Article X and Sellers shall have reimbursed Buyer for the full amount of such Loss and Expense in accordance with this Article X.

Section 10.2 Indemnification by Buyer.

(a) Buyer agrees to indemnify and hold harmless Sellers from and against any and all Loss and Expense incurred by Sellers up to the Purchase Price in connection with or arising from:

(i) any breach by Buyer of any of its covenants or agreements in this Agreement or in any Buyer Ancillary Agreement;

(ii) any failure by Buyer to perform any of its obligations in this Agreement or in any Buyer Ancillary Agreement; or

(iii) any breach of any warranty or the inaccuracy of any representation of Buyer contained or referred to in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant hereto;

provided that, without limitation of Buyer’s indemnification obligations under clauses (i) and (ii) of this subsection (a), Buyer shall be required to indemnify and hold harmless under clause (iii) of this subsection with respect to Loss and Expense incurred by Sellers only to the extent that the aggregate amount of such Loss and Expense exceeds RMB100,000.

(b) The indemnification provided for in this Section 10.2 shall terminate two (2) years after the Closing Date (and no claims shall be made by Sellers under this Section 10.2 thereafter), except that the indemnification by Buyer shall continue as to:

(i) the representations and warranties of Buyer set forth in Sections 5.1 and 5.2; and

(ii) any Loss or Expense of which Sellers has notified Buyer in accordance with the requirements of Section 10.3 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 10.2, as to which the obligation of Buyer shall continue until the liability of Buyer shall have been determined pursuant to this Article X, and Buyer shall have reimbursed Sellers for the full amount of such Loss and Expense in accordance with this Article X.

Section 10.3 Notice of Claims.

(a) Any party seeking indemnification hereunder shall give to the party obligated to provide indemnification to such Indemnified Party (the “Indemnitor”) a notice (a “Claim Notice”) describing in reasonable detail the facts giving rise to any claim for indemnification hereunder and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, that (i) a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be given promptly after the action or suit is commenced; and (ii) failure to give such notice shall not relieve the Indemnitor of its obligations hereunder except to the extent it shall have been prejudiced by such failure.

(b) After the giving of any Claim Notice pursuant hereto, the amount of indemnification to which an Indemnified Party shall be entitled under this Article X shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnitor; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnitor shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Loss and Expense suffered by it.

Section 10.4 Third Person Claims.

(a) Subject to Section 10.4(b), the Indemnified Party shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder, and in any such case the Indemnitor shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnified Party in connection therewith; provided, that (i) the Indemnitor may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnified Party has so elected to conduct and control the defense thereof; and (ii) the Indemnified Party shall not, without the written consent of the Indemnitor (which written consent shall not be unreasonably withheld), pay, compromise or settle any such claim, action or suit, except that no such consent shall be required if, following a written request from the Indemnified Party, the Indemnitor shall fail, within fourteen (14) calendar days after the making of such request, to acknowledge and agree in writing that, if such claim, action or suit shall be adversely determined, such Indemnitor has an obligation to provide indemnification hereunder to such Indemnified Party. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit without such consent, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless such consent is unreasonably withheld.

(b) If any third Person claim, action or suit against any Indemnified Party is solely for money damages or, where Sellers is the Indemnitor, will have no continuing effect in any material respect on the Company or its business, assets or operations, then the Indemnitor shall have the right to conduct and control, through counsel of its choosing, the defense, compromise or settlement of any such third Person claim, action or suit against such Indemnified Party as to which indemnification will be sought by any Indemnified Party from any Indemnitor hereunder if the Indemnitor has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnitor has an obligation to provide indemnification to the Indemnified Party in respect thereof, and in any such case the Indemnified Party shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnitor in connection therewith; provided that the Indemnified Party may participate, through counsel chosen by it and at its own expense, in the defense of any such claim, action or suit as to which the Indemnitor has so elected to conduct and control the defense thereof. Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such claim, action or suit, provided that in such event the Indemnified Party shall waive any right to indemnity therefor hereunder unless the Indemnified Party shall have sought the consent of the Indemnitor to such payment, settlement or compromise and such consent was unreasonably withheld, in which event no claim for indemnity therefor hereunder shall be waived.

ARTICLE 11
[Reserved.]

ARTICLE 12
GENERAL PROVISIONS

Section 12.1 Survival of Obligations. All representations, warranties, covenants, agreements and obligations contained in this Agreement shall survive the consummation of the transactions contemplated by this Agreement; provided, however, that, except as otherwise provided in Article X, the representations and warranties contained in Articles IV and V (other than the representations and warranties contained in Sections 4.1, 4.2, 4.3, 4.7, 4.10, and 4.18 and the covenants and agreements contained in Sections 7.2 and 7.4, each of which shall survive indefinitely) shall terminate on the two (2) year anniversary of the Closing Date. Except as otherwise provided herein, no claim shall be made for the breach of any representation or warranty contained in Articles IV or V or under any certificate delivered with respect thereto under this Agreement after the date on which such representations and warranties terminate as set forth in this.

Section 12.2 Notices. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (i) when delivered personally, (ii) if transmitted by Fax when confirmation of transmission is received, or (iii) if sent by registered or certified mail, return receipt requested, or by private courier when received; and shall be addressed as follows:

(a) If to either R&G or ZYTX (or to the Company after the Effective Date), to:

Rise and Grow Limited
Flat/Room 42, 4F, New Henry House
10 Ice House Street, Central, Hong Kong
Attention:	Ms. Betty Xu
Facsimile #:	86 – 10 – 8721 6018

with a copy to:
K&L Gates LLP
200 S. Biscayne Boulevard, Suite 3900
Miami, Florida 33131-2399
Attention:	Clayton E. Parker, Esq.
Facsimile:	(305) 358-7095

(b) If to Sellers, at:

Bian Yong
9-6-601 Huilongguan North Community Chang Ping District
Beijing, the PRC 102208
Attention:	Bian Yong
Telecopy #:	[ ]

Li Zhong
9-6-601 Huilongguan North Community Chang Ping District
Beijing, the PRC 102208
Attention:	Li Zhong
Telecopy #:	[ ]

or to such other address as such party may indicate by a notice delivered to the other party hereto.

Section 12.3 Successors and Assigns.

(a) Either party may assign any of its rights hereunder, but no such assignment shall relieve it of its obligations hereunder.

(b) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns. The successors and permitted assigns hereunder shall include without limitation, in the case of Buyer, any permitted assignee as well as the successors in interest to such permitted assignee (whether by merger, liquidation (including successive mergers or liquidations) or otherwise). Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the parties and successors and assigns permitted by this Section 12.3 any right, remedy or claim under or by reason of this Agreement.

Section 12.4 Entire Agreement; Amendments. This Agreement and the Exhibits and Schedules referred to herein and the documents delivered pursuant hereto contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or letters of intent between or among any of the parties hereto. This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the parties hereto.

Section 12.5 Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the party or parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently given for the purposes of this Agreement if, as to any party, it is in writing signed by an authorized representative of such party. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

Section 12.6 Partial Invalidity. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 12.7 Execution in Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of Sellers and Buyer.

Section 12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of law provisions) of Hong Kong.

IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed the day and year first above written.

BUYER:

RISE AND GROW LIMITED

	By:	/s/ Junjun XU
	Name:	Junjun XU
	Title:	Chief Executive Officer

(Witness)
/s/ Mingfei YANG

Name: Mingfei YANG
ZYTX TECHNOLOGY CO., LTD.

	By:	/s/ Junjun XU
	Name:	Junjun XU
	Title:	Chief Executive Officer

(Witness)
/s/ Mingfei YANG

Name: Mingfei YANG

SELLERS:

By: /s/ Bian Yong
Name: Bian Yong

By: /s/ Li Zhong
Name: Li Zhong